AXIM Biotech Launches For Research Use Only Sales for its COVID-19 Neutralizing Antibody Test

SAN DIEGO, CA – March 7, 2022 – AXIM Biotechnologies, Inc (OTCQB: AXIM) (“AXIM Biotech,” “AXIM” or “the Company”), an international healthcare solutions company targeting dry eye disease (DED), today announced that is has shifted its focus for its rapid COVID-19 Neutralizing Antibody (NAb) Test to become For Research Use Only (“RUO”). The test will provide researchers an important tool for COVID-19 research and is not intended for use in diagnostic procedures. The Company has also entered a separation agreement with Empowered Diagnostics, LLC following the FDA recall of Empowered’s products, including the NAb test.

“A running theme of the COVID-19 pandemic has been its everchanging nature and our ability as humans to adapt to the many changes it brings,” said John Huemoeller, CEO of AXIM Biotech. “The same goes for our Company and I am proud to say that we have been incredibly agile in our ability to shift our focus where needed and required. Just like how we have made it our commitment to invest in the testing and diagnostics of Dry Eye Disease, we are shifting our COVID-19 focus to become a resource for research organizations as this pandemic continues to thrive around the world. We hope that our neutralizing antibody tests can be put to good use and help further COVID-19 medicine.”

Early in the pandemic, AXIM pioneered a rapid Neutralizing Antibody Test aimed at measuring likely adaptive immune response to SARS-CoV-2.  The Company intended to distinguish those antibodies that provide a general immunogenic response by detecting the binding antibody response to the virus versus detection of specific antibodies that can block the binding of the virus to cells and neutralize subsequent infection. AXIM tested hundreds of samples of convalescent plasma received from Mayo Clinic in calibrating the test against live virus neutralization titers. The Company anticipated that the NAb test would be a useful tool in measuring not only the neutralizing antibodies resulting from natural infection, but also in measuring the levels generated by vaccines which were previously under development. The result was a test that provided a fast, specific and safe approach to the detection of neutralizing antibodies.

In September of 2021, AXIM filed an Emergency Use Authorization for the test using convalescent plasma, which was later withdrawn and substituted for a pre-EUA application for the NAb test using whole blood samples. AXIM understood that the ultimate and best use of the NAb test would be for point-of-care or home testing, and it was essential to test whole blood as opposed to testing of plasma and serum.

In January 2022, the FDA notified Empowered that the priorities for testing had changed in favor of quantitative and semi-quantitative measurement of neutralizing antibodies Accordingly, the Company’s EUA for the qualitative test would no longer be considered.  AXIM had developed both a quantitative and semi-quantitative tests early in the pandemic but had only changed to the qualitative measurement based on feedback from the FDA during the review of the semi-quantitative test.

While AXIM explores filing one or more EUA ’s for point of care and/or at home use,  AXIM has determined that the NAb test would be a valuable tool to offer For Research Use Only (“RUO”). The test can facilitate research in a variety of areas related to COVID-19, including, diagnostic test development, vaccine and therapeutic development, studies related to immunity and adaptive immune response, and epidemiological research into the control of the virus. The NAb test will allow researchers to assess the efficacy of COVID-19 vaccines and compare effectiveness of naturally acquired vaccine-induced antibody response.

The Company is making two tests available for RUO including the quantitative measurement of neutralizing antibodies using a reader which will provide the exact number detected and a semi-quantitative test for the measurement of neutralizing antibodies which will identify high, medium, and low neutralization titers.

Notwithstanding ongoing monitoring of immune responses, there is an urgent need to fully understand the efficacy of vaccines and to identify what are the correlates of protection. Offering AXIM’s NAb tests for RUO may help support vaccine efficacy evaluation and herd immunity assessments. In fact, AXIM’s partner and co-inventor of the test, Dr. Douglas Lake, has already tested hundreds of ASU students and faculty with AXIM’s NAb test, and intends to conduct an ongoing correlative study to measure exposure to the SARS-CoV-2 virus at different points in time  By measuring and tracking the NAb levels before and after receiving vaccines, and before and after contracting the virus. Dr. Lake and the AXIM team have published numerous tentative findings regarding the correlation between vaccine immunity and natural immunity. Dr. Lake will continue his studies over the course of a year with the objective of determining definitive correlates of protection.

“The test would be useful to monitor titers of protective neutralizing antibodies when performing studies in special populations such as immunosuppressed cancer patients, transplant recipients, HIV+ individuals and persons taking immunosuppressive drugs due to autoimmune conditions,” said Dr. Lake. “It is especially important to keep levels of protective antibodies as high as possible in patients who may not have fully functional T-cell immunity, as they would be at increased risk in more severe disease even with a less pathogenic SARS-CoV-2 variant.”

About AXIM® Biotechnologies
Founded in 2014, AXIM® Biotechnologies, Inc. (AXIM) is a vertically integrated research and development company focused on improving the landscape for diagnosis of ophthalmological conditions such as Dry Eye Disease (DED) through rapid diagnostic tests. Additionally, it owns IP and has conducted research on SARS-CoV-2 (COVID-19) rapid neutralizing antibody tests to detect levels of functional neutralizing antibodies that are believed to prevent SARS-CoV-2 from entering the host cells, as well as for oncological indications. For more information, please visit www.AXIMBiotech.com.

Forward-Looking Statements
The statements made by Axim Biotechnologies Inc., in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Axim’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Axim Biotechnologies, Inc. Actual results could differ materially from those projected due to there being no assurance that our diagnostic candidate will be successfully shown to detect SARS-CoV-2 neutralizing antibodies, that the diagnostic candidate will be approved for use by the U.S. FDA or any equivalent foreign regulatory agency, that the diagnostic candidate can be manufactured in large quantities or that third parties with an established presence in blood collection clinics, vaccine development, employer or individual use will enter into agreements or purchase from the Company, and even if the Company’s diagnostic candidate is successful, it may generate only limited revenue and profits for the Company, including whether any of Axim’s diagnostic products will receive clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to sell its products and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, the fact that there has never been a commercial diagnostic test utilizing neutralizing antibodies approved for use and various other factors detailed from time to time in Axim’s SEC reports and filings, including our Annual Report on Form 10-K filed on April 15, 2021 and other reports we file with the SEC, which are available at www.sec.gov. Axim Biotechnologies, Inc., undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

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